Exhibit 99.1


                         Lexington Precision Corporation
                                767 Third Avenue
                               New York, NY 10017

[LOGO] LEXINGTON PRECISION CORPORATION

     FOR IMMEDIATE RELEASE

     LEXINGTON PRECISION EXTENDS EXCHANGE OFFER

     NEW YORK, December 4, 2002 - Lexington Precision Corporation (OTC: LEXP) announced today that it is extending the expiration date of its offer to exchange for its 12 3/4% Senior Subordinated Notes due February 1, 2000, units consisting of 11 1/2% Senior Subordinated Notes due August 1, 2007, and warrants to purchase common stock. The offer, which was scheduled to expire at 12 midnight, New York City Time, on December 4, 2002, is now scheduled to expire at 12 midnight, New York City Time, on December 20, 2002, unless further extended.

     As of December 3, 2002, the company had received tenders of 12 3/4% Senior Subordinated Notes in the principal amount of $27,209,125, or approximately 99.3% of the notes, which, if not withdrawn, will satisfy one of the conditions precedent to the consummation of the exchange offer. There are a number of other conditions precedent that have not yet been satisfied, including the completion of a new senior secured credit facility on terms satisfactory to the company.

     Lexington Precision Corporation manufactures rubber and metal components that are used primarily by manufacturers of automobiles, automotive replacement parts, and medical devices.

     Contact: Warren Delano (212) 319-4657